EXHIBIT 11.1

               DIGITAL POWER CORPORATION AND SUBSIDIARY

                  COMPUTATION OF NET INCOME PER SHARE



                                                      FOR THE YEARS ENDED
                                                           DECEMBER 31
                                                      -------------------
                                                 1996                   1995
                                              ----------            ----------
             PRIMARY

Net income                                    $1,158,834            $1,103,884
Less - preferred stock dividends                 $38,069               $91,366
Net income applicable to common
  shareholders                                $1,120,765            $1,012,518

Weighted average number of common
  shares                                       1,367,843               963,722
Add - common stock equivalent shares
  (determined using the treasury stock
  method) representing shares issuable
  upon exercise of stock options                 323,293               295,136
Weighted average number of shares
  used in calculation of primary income
  per share                                    1,691,136             1,258,858

Primary net income per common share                $0.66                 $0.80

               FULLY DILUTED

Net income for primary income per share       $1,120,765            $1,012,518
Add - preferred stock dividend                   $38,069               $91,366
Net income used for fully diluted income
  per share                                   $1,158,834            $1,103,884

Weighted average number of shares
  used in calculation of primary income
  per share                                    1,691,136             1,258,858
Add - weighted average number of
  shares issuable upon conversion of
  preferred stock                                171,810               415,302
Weighted average number of shares
  used in calculation of fully diluted
  income per share                             1,862,946             1,674,160
Fully diluted net income per common
  share                                            $0.62                 $0.66